LETTER OF INTENT

Between

ORBIT ENERGY, L.L.C. and ALTUS EXPLORATIONS, INC.

THIS AGREEMENT (the "Agreement") is made and entered into effective the 22nd day of October, 2004 (the "Effective Date"), by and between each of the following named parties (collectively, the "Parties," and singularly, a "Party"), whose addresses, telephone and telecopier numbers are set forth with their respective names:

ORBIT ENERGY, L.L.C. ("Orbit Energy")
4718 Anice
Houston, Texas 77039
Telephone: 281/427-5629
Fax: 281/449-4302
Attention: Jerry Plummer

and

ALTUS EXPLORATIONS, INC. ("Altus Explorations")
8900 Germantown Rd., Suite 100
Olive Branch, Mississippi 38654
Telephone: 662/893-7377
Fax: 662/893-7883

W I T N E S S E T H:

Précis. Orbit Energy is the owner of in-house proprietary geological information covering 34+ oil and gas prospects in portions of Chatauqua and Elk Counties, Kansas which are consists of approximately 195,000 contiguous acres (the "Prospect Area"). It is the intent of Orbit Energy and Altus Explorations to purchase the leases on an initial three of the generated prospects in the Prospect Area (the "Initial Three Prospects") and cause a test well to be drilled on each of the three prospects so leased.

THIS AGREEMENT when executed by the undersigned will set forth their mutual understanding whereby Orbit Energy and Altus Explorations agree to acquire certain oil, gas and mineral leases in Kansas and Oklahoma in the Prospect Area under the following terms and conditions.

  Prospect lands and leases. The Initial Three Prospect areas consist of approximately 3,000 acres and cover and include the leased tracts located in Chatauqua and Elk Counties, Kansas which are identified in 5 b. of this Agreement.

  Terms of purchase. Altus Explorations shall be entitled to acquire from Orbit Energy a 50% working interest in all Leases acquired by Orbit Energy in the Prospect Area, including subsequent wells and test wells, as well as the pro-rata share of the obligations relative thereto (including the drilling, testing and any completion).

    Cash consideration. Altus Explorations will deliver to Orbit Energy the sum of $75,000.00, which amount includes:

        $37,500 for Altus Explorations' acquisition of the geological library and data on the Prospect Area; and

        $37,500 for Altus Explorations' 50% share of the acquisition costs for the Leases on the Initial Three Prospects, together with Altus Explorations' share of all geological costs for the generation of the Initial Three Prospects.

    Costs of Drilling. Altus Explorations' share of estimated drilling and completion costs (based on its 50% working interest in the Initial Three Prospects) will be billed to Altus Explorations at actual invoice and will be due and payable to Orbit Energy thirty (30) days prior to commencement of all test wells. If such drilling and/or completion costs are more or less than the AFE, Altus Explorations shall bear his pro-rata share of any actual excess invoiced costs paid by Orbit Energy; in the event the AFE is greater than actual costs, the Altus Explorations will be entitled to and will receive his pro-rata refunded share of any excess monies.

    Magnitude of interest acquired. For the consideration described in the preceding subsection, Altus Explorations is acquiring an undivided 50% working interest in the Leases together with all other rights, duties and obligations appurtenant thereto.

    Burdens and encumbrances. Subject to the matters of title described above, Altus Explorations is acquiring its title from Orbit Energy subject to the royalties provided for in the Lease and additional royalties, the aggregate of which are 28% of production from the Lease. Except for the foregoing described burdens on production, Altus Explorations' share shall be free and clear of any additional overriding royalty or other burden payable out of or measured by production from any well on the Lease or lands pooled therewith. Finally, each of the Leases, or the interests therein being acquired by Altus Explorations are free and clear of any lien or encumbrance imposed there on to secure any obligation of Orbit Energy or Altus Explorations to pay any money or to perform any act relative to the Leases. Except as set forth in this subsection, the title in the Leases to be conveyed to Altus Explorations by Orbit Energy is without warranty, either express or implied.

In addition to the foregoing it is understood and agreed that Orbit Energy will be carried for 25% of acreage acquisition costs and 25% of the working interest to casing point in each of the first three prospect acreage blocks and the initial well drilled on each.

d. Assignment. Within thirty (30) days of Altus Explorations' execution and delivery of this Agreement, Orbit Energy will deliver to Altus Explorations a recordable assignment of Altus Explorations' interest in the subject Leases acquired.

  Operations. Orbit Energy shall be the operator of any explorations in the Prospect Area. On or before February 1, 2004, Orbit Energy shall initiate operations (i) to drill a test well on the first of three prospects. If the drilling of the first test well is successful, Orbit Energy will then attempt to complete the well to produce oil and/or gas therefrom and otherwise equip the well for production and connect it to the tanks or to the pipeline of the purchaser of production therefrom.

  Joint Operations and Operating Agreement. All operations on the Prospect will be governed by the terms and provisions of an Operating Agreement which will be circulated for signatures by all parties at least 30-days prior to the commencement of the initial test well. The Operating Agreement will be on a A.A.P.L. Form 610 - 1982 Model Form Operating Agreement which shall be modified to delete portions of the printed language and to add certain provisions as are usual and customary among independent oil operators. Orbit Energy shall be designated the Operator. An executed form of the Operating Agreement will be delivered upon finalization of leases.

5. Area of Mutual Interest. There shall be deemed to be an Area of Mutual Interest ("AMI") surrounding each Prospect. The AMI shall cover and include all lands located within one (1) mile of the boundaries of all Leases and be effective for the primary term of the lease(s) or the duration of any oil and/or gas production therefore, whichever is the greater. In the event Orbit Energy or any Altus Explorations acquires or proposes to acquire any interest in the lands within the AMI, the acquiring Party shall be required promptly to notify the other Party of the acquisition or proposed acquisition and the actual costs and expenses related thereto. The Party receiving the notice shall have ten (10) business days within which to pay its share of the actual cost of the interest acquired or to be acquired. Upon the acquiring Party's receipt of such payment and closing of its acquisition of the interest, it shall execute and deliver to the joining Party a recordable assignment of its proportionate share in the interest, determined in accordance with the Section and Section 2.b, above. Unless the Party receiving the notice of an AMI acquisition shall have made a timely response in accordance with this Section, it shall be deemed to have elected not to acquire the interest so offered by the acquiring Party.

b. Additional Area of Mutual Interest. In addition to an including the above described AMI, there shall be deemed to be a further AMI covering all of the lands located within the following Townships and Ranges:

T31S; R9E (All) - T32S; R8E (Sec.'s 1-2-3-10-11-12-13-14-15-22-23-24-34-35 & 36) - T32S; R9E (All) - T32S; R10E (All) - T33S; R8E (Sec.'s 1-2-3-10-11-12-13-14-15-22-23-24-25-26-27-34-35 & 36) - T33S; R9E (All) - T34S; R8E (Sec.'s 1-2-3-4-9-10-11-12-13-14-15-16-21-22-23-24-25-26-27-28-33-34-35 & 36) - T34S; R9E (All) - T35S; R8E (Sec.'s 1-2-3-10-11-12-13-14 & 15) and T35S; R9E (Sec.'s 1 through 13 inclusive) . The duration of this larger AMI shall be for two (2) calendar years from the date of execution of this agreement.

IN WITNESS WHEREOF, this Agreement is entered into as of the Effective Date by the undersigned Parties.

ORBIT ENERGY, L.L.C. ALTUS EXPLORATIONS, INC.
/s/ Jerry Plummer /s/ Milton Cox
By: Jerry Plummer, President By: Milton Cox, President